EXHIBIT 10(a)

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED AGREEMENT (this “Agreement”) is made and entered into effective as of November 6, 2019 (the “Effective Date”) between TCF FINANCIAL CORPORATION, a Michigan corporation (“Company”) and CRAIG R. DAHL (“Executive”).
RECITALS:
WHEREAS, the Company is a bank holding company and Executive is the Chief Executive Officer of the Company; and
WHEREAS, Executive and TCF Financial Corporation, a Delaware corporation (“Legacy TCF”) previously entered into the Employment Agreement (the “Merger Employment Agreement”) effective as of August 1, 2019 (the “Effective Time”) pursuant to the Agreement and Plan of Merger, dated as of January 27, 2019 by and between Legacy TCF and the Company (the “Merger Agreement”), which was assumed by the Company as of the Effective Time; and
WHEREAS, Executive and the Company wish to amend and restate the Merger Employment Agreement in order to harmonize certain terms with other similar employment agreements of the Company;
NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties agree as follows:
1.Employment and Duties. For the period described in paragraph 2 below, Executive shall be employed as the Chief Executive Officer of the Company with overall responsibility for the business and affairs of the Company and Executive’s powers and authority shall be superior to those of any other officer or employee of the Company or its subsidiaries. In discharging such duties and responsibilities, Executive may also serve as an executive officer and/or director of any direct or indirect subsidiary of the Company (collectively, the “TCF Subsidiaries”). Executive shall report directly to the Company’s Board of Directors (the “Board”). During the term of his employment as Chief Executive Officer under this Agreement, Executive shall apply on a full-time basis (allowing for usual vacations and sick leave) all of his skill and experience to the performance of his duties in his positions with the Company and the TCF Subsidiaries. It is understood that Executive may have other business investments and participate in other business, charitable, non-profit, or civic ventures which shall not interfere or be inconsistent with his duties under this Agreement. Executive shall perform his duties at any of the Company’s executive offices as determined by Executive; provided that Executive shall travel to other locations at such times as may be necessary for the performance of his duties under this Agreement.

2.Term of Employment. Unless sooner terminated as hereinafter provided, the term of this Agreement shall continue through the third anniversary of the Effective Date; provided, however, that in the event a Change in Control shall have occurred during the term of this Agreement, this Agreement shall expire on the later of the third anniversary of the Effective Date or the day which is twenty-four months following the date on which such Change in Control occurred. This Agreement may be extended by the mutual agreement in writing of the parties.

3.Compensation and Benefits. During the term of this Agreement, Executive shall be entitled to the following compensation and benefits:

(i)Base Salary, Bonus. Executive shall receive:

(i)An annual base salary (the “Annual Base Salary”) of at least One Million and Fifty Thousand and No/100 Dollars ($1,050,000.00), which shall be reviewed for increase from time to time by the Board (and no less often than annually) beginning in 2020 and may be increased (but not decreased) in the sole discretion of the Compensation Committee (as defined below). The term “Annual Base Salary” as used in this Agreement shall refer to the Annual Base Salary as it may be so adjusted from time to time; and

(ii)Executive shall be eligible to participate in the Company’s annual bonus program for senior executives, based on Executive’s and the Company’s (or its affiliate’s) achievement of certain individual and corporate goals established by the Board or the Compensation and Pension Committee of the Board (the “Compensation Committee”); provided, however, that for each fiscal year during the term of this Agreement, Executive’s target annual bonus opportunity will be no less than one hundred percent (100%) of Annual Base Salary.

(iii)Executive shall not receive director’s fees paid to non-employee directors or an annual fee for serving as Chairman of the Board or as a director during the period of this Agreement.

(ii)Stock Incentives. Executive shall be eligible to receive such awards under any of the Company’s stock incentive based plans as may be determined by the Compensation Committee from time to time. Notwithstanding the foregoing, for each fiscal year during the term of this Agreement, Executive shall be granted equity-based awards having an aggregate grant date fair value at target level equal to two hundred percent (200%) of Annual Base Salary, on a basis, including the proportion of time- and performance-vesting awards, and terms and conditions no less favorable than applies to the other senior executives of the Company. Notwithstanding the foregoing, the annual equity awards will provide for vesting on a termination of employment for any reason, other than termination by the Company for Cause or by Executive voluntarily without Good Reason (except as later provided in the case of Death, Retirement, or Disability).

(iii)Reimbursement of Expenses. The Company shall reimburse Executive for all business expenses properly documented, including without limitation, Executive’s reasonable legal fees incurred in the preparation of this Agreement. Any such payments shall be made no later than 2 1/2 months after the end of the calendar year in which the expense was incurred.

(iv)Aircraft. During the term of this Agreement, and provided that the Company continues to own or leases an aircraft, Executive shall be entitled to reasonable use of the Company’s corporate aircraft, provided that Executive shall be responsible for all individual income taxes resulting from his use of the aircraft for non-business travel, and such usage shall be reviewed annually by the Compensation Committee.

(v)Other Benefits. Executive shall be entitled to participate in and shall be included in any employee benefit plan, pension plan, supplemental employee retirement plan, fringe benefit programs or similar plan of the Company now existing or established hereafter to the extent that he is eligible under the general provisions thereof.

(vi)Perquisites. Executive shall be entitled to other perquisites provided to executive officers, subject to annual review by the Compensation Committee. Payment of perquisites, if any, shall be made no later than 2 1/2 months after the end of the calendar year in which Executive was entitled to such payments.

(vii)Clawback. Notwithstanding anything in this Agreement to the contrary, in the event of a restatement of financial results by the Company, the Audit Committee of the Board shall determine (after reasonable notice to Executive and an opportunity for Executive, together with his legal counsel, to be heard before the Audit Committee) whether or not repayment of any compensation is required under Section 304 of the Sarbanes-Oxley Act. If the Audit Committee determines that such repayment is required, the Audit Committee shall make a demand for repayment by Executive of any bonus or other incentive-based or equity-based compensation, and any profits realized from the sale of TCF stock or other TCF securities, which are required to be returned to the Company as a result of Section 304 of the Sarbanes-Oxley Act. Executive shall promptly tender such repayment unless he disputes the findings of the Audit Committee. In addition to the foregoing, all compensation received by Executive pursuant to this Agreement or pursuant to awards made under the Company’s stock incentive plans will also be subject to, and Executive shall comply with, any “clawback” policy adopted by the Board of the Company or any committee thereof that is applicable to officers of the Company in response to or in anticipation of the listing standards to be established by national securities exchanges and associations in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

4.Termination of Employment.

(a)Termination without Cause. The Company may terminate Executive’s employment without Cause at any time and for any lawful reason upon thirty (30) days advance written notice to Executive.
(i)Cash Payments. In the event Executive’s employment with the Company is terminated by the Company without Cause during the term of this Agreement, Executive shall be entitled to a lump sum amount equal to two and one-half (2.5) times Annual Base Salary (as set forth in paragraph 3) plus two and one-half (2.5) times the average of Executive’s bonuses under the Company’s annual executive incentive plan for each of the three (3) most recent complete calendar years of Executive’s employment with the Company (or the lesser number of complete calendar years that Executive has been employed by the Company) payable within thirty (30) days after the date of termination.

(ii)Additional Payments. In addition, in the event of a termination of the Executive’s employment by the Company without Cause whether before, upon or after a Change in Control and such termination occurs after the end of the Company’s fiscal year but prior to the payment of any annual bonus payable to Executive under the bonus program applicable to such fiscal year, the Company shall pay Executive the annual bonus earned by Executive under such bonus program when bonuses are paid to other recipients under such bonus program, but not later than 2 1/2 months after the end of the calendar year in which the termination occurs. If Executive timely elects to continue Executive’s group health and dental insurance coverage pursuant to applicable COBRA/continuation law and the terms of the respective benefit plans, the Company shall pay, on Executive’s behalf, the monthly premiums for such coverage for the lesser of twenty four (24) months or such time as Executive’s COBRA/continuation rights expire.

(iii)Equity Treatment. Notwithstanding the terms in any award agreement, all equity-based awards granted to Executive shall be treated as follows: (i) all unvested stock options immediately shall vest, become exercisable and together with Executive’s other vested, unexercised stock options, remain exercisable until the expiration of their full original term; (ii) all outstanding time-based restricted stock units and restricted stock automatically shall vest and be convertible into the Company’s common stock, with settlement to occur within seven (7) days thereafter (or such later date as may be required to comply with Code Section 409A); (iii) all performance-based stock units shall vest at the greater of one hundred percent (100%) of the applicable target level and actual performance determined based on the results through the last completed calendar quarter prior to the termination date and shall be convertible into the Company’s common stock, with settlement to occur within seven (7) days thereafter (or such later date as may be required to comply with Code Section 409A); and (iv) any other equity-based awards shall vest in accordance with the terms of the applicable equity-based plan or grant agreement. To the extent that any equity award outstanding as of the date of this Agreement are inconsistent with this provision, they are hereby amended effective as of the date hereof.

(iv)Release Required. Any payment made under this paragraph 4(a) shall be subject to and contingent upon Executive having executed and delivered to the Company a general release in the Company’s customary form within 60 days of such termination (the “Release Execution Period”). If Executive fails to execute the release in such a timely manner so as to permit any revocation period to expire prior to the end of such 60 day period, or timely revokes his acceptance of such release following its execution, Executive shall not be entitled to any payment made under this paragraph 4(a). No payment made under this paragraph 4(a) shall be paid until the release has become effective and all such amounts shall commence to be paid on the first regular payroll date of the Company after the release has become effective; provided, that, if the Release Execution Period overlaps two calendar years, the first payment shall not be made sooner than the first day of the second year, and shall include any missed payments.

(b)Termination for Good Reason by Executive. By following the procedure set forth in paragraph 4(d), Executive shall have the right to terminate his employment with the Company for “Good Reason” in the event there is: (i) any material diminution in the scope of Executive’s authority and responsibility, including, without limitation, as a result of a reallocation of Executive’s job duties, (provided, however, that (a) in the event of any illness or injury which disables Executive from performing Executive’s duties, the Company may reassign Executive’s duties to one or more other employees until Executive is able to perform such duties; and (b) to the extent appointed to serve as Chairman of the Board, President or both, no longer serving in any such position or both shall not be a material diminution in the scope of Executive’s authority); (ii) a material diminution in Executive’s base compensation (salary, bonus opportunity, benefits or perquisites); (iii) a material change (greater than 50 miles) in the geographic location of Executive’s principal place of employment that is required by the Board; (iv) a requirement that Executive report to a supervisor other than the Company’s Board; (v) the failure of any acquirer of or successor to the Company to assume the obligations of the Company under this Agreement in connection with a Change in Control; or (vi) any other action or inaction that constitutes a material breach by the Company of this Agreement.

(i)Cash Payments. If the employment of Executive is terminated by him during the term of this Agreement for Good Reason, Executive shall be entitled to a lump sum amount equal to two and one-half (2.5) times Annual Base Salary (as set forth in paragraph 3, and disregarding any Annual Base Salary Reduction triggering a Good Reason termination) plus two and one-half (2.5) times the average of Executive’s bonuses under the Company’s annual executive incentive plan for each of the three (3) most recent complete calendar years of Executive’s employment with the Company (or the lesser number of complete calendar years that Executive has been employed by the Company) payable within thirty (30) days after the date of termination.

(ii)Additional Payments. In addition, in the event of a termination of the Executive’s employment by Executive for Good Reason whether before, upon or after a Change in Control and such termination occurs after the end of the Company’s fiscal year but prior to the payment of any annual bonus payable to Executive under the bonus program applicable to such fiscal year, the Company shall pay Executive the annual bonus earned by Executive under such bonus program when bonuses are paid to other recipients under such bonus program, but not later than 2 1/2 months after the end of the calendar year in which the termination occurs. If Executive timely elects to continue Executive’s group health and dental insurance coverage pursuant to applicable COBRA/continuation law and the terms of the respective benefit plans, the Company shall pay, on Executive’s behalf, the monthly premiums for such coverage for the lesser of twenty four (24) months or such time as Executive’s COBRA/continuation rights expire.

(iii)Equity Treatment. Notwithstanding the terms in any award agreement, all equity-based awards granted to Executive shall be treated as follows: (i) all unvested stock options immediately shall vest, become exercisable and together with Executive’s other vested, unexercised stock options, remain exercisable until the expiration of their full original term; (ii) all outstanding time-based restricted stock units and restricted stock automatically shall vest and be convertible into the Company’s common stock, with settlement to occur within seven (7) days thereafter (or such later date as may be required to comply with Code Section 409A); (iii) all performance-based stock units shall vest at the greater of one hundred percent (100%) of the applicable target level and actual performance determined based on the results through the last completed calendar quarter prior to the termination date and shall be convertible into the Company’s common stock, with settlement to occur within seven (7) days thereafter (or such later date as may be required to comply with Code Section 409A); and (iv) any other equity-based awards shall vest in accordance with the terms of the applicable equity-based plan or grant agreement. To the extent that any equity award outstanding as of the date of this Agreement are inconsistent with this provision, they are hereby amended effective as of the date hereof.

(iv)Release Required. Any payment made under this paragraph 4(b) shall be subject to and contingent upon Executive having executed and delivered to the Company a general release in the Company’s customary form within 60 days of such termination Release Execution Period. If Executive fails to execute the release in such a timely manner so as to permit any revocation period to expire prior to the end of such 60 day period, or timely revokes his acceptance of such release following its execution, Executive shall not be entitled to any payment made under this paragraph 4(b). No payment made under this paragraph 4(b) shall be paid until the release has become effective and all such amounts shall commence to be paid on the first regular payroll date of the Company after the release has become effective;

provided, that, if the Release Execution Period overlaps two calendar years, the first payment shall not be made sooner than the first day of the second year, and shall include any missed payments.

(c)Termination for Cause by the Company. Termination for “Cause” shall include the following: (i) the deliberate and continued material failure by the Executive to devote substantially all the Executive’s business time and best efforts to the performance of the Executive’s duties (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a notice of termination for Good Reason by the Executive pursuant to paragraph 4(d) hereof) after a written demand for substantial performance is delivered to the Executive by the Board which demand specifically identifies the manner in which the Board believes the Executive has not substantially performed such duties, and the Executive fails to cure the specified performance issue within the reasonable period specified in the notice which shall not be less than thirty (30) days; (ii) a deliberate and material violation of reasonable and lawful instructions of the Board, provided such instruction does not violate this Agreement or any other written agreement between the Executive and the Company; (iii) the deliberate engaging by the Executive in gross misconduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; (iv) the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or any criminal charge involving moral turpitude and all appeals from such conviction have been exhausted; or (v) Executive’s failure or refusal to comply with a reasonable and lawful policy, standard or regulation of Company in any material respect, relating to sexual harassment, other unlawful harassment or workplace discrimination.

(d)Termination by Death, Disability or Retirement of Executive. Notwithstanding any contrary provisions in any equity awards outstanding as of the day of this Agreement, upon termination as a result of death or Disability of Executive or Retirement by Executive (as hereinafter defined), any outstanding equity awards shall be treated in accordance with the terms of Section 4(a)(iii) above. For purposes of this paragraph, “Retirement” shall be defined as voluntary termination by Executive following at least ten (10) years of service with the Company on or after reaching age fifty-five (55), with one year’s advance written notice. Executive shall be deemed to have incurred a Disability if Executive is unable by reason of physical or mental disability to properly perform Executive’s duties hereunder for a period of one hundred and eighty (180) days. For purposes of this paragraph, Executive shall receive credit for Executive’s years of service with Legacy TCF.

(e)Notice and Right to Cure. In the event Executive proposes to terminate his employment for Good Reason under paragraph 4(b) above, Executive shall first provide written notice to the Company of the existence of the condition described as Good Reason in paragraph 4(b) above not more than 90 days after Executive’s actual knowledge of the initial existence of the condition. The Company will have an opportunity to correct any curable situation to the reasonable satisfaction of Executive within the period of time specified in the notice which shall not be less than thirty (30) days. If such correction is not so made or the circumstances or situation is such that it is not curable, Executive may, within thirty (30) days after the expiration of the time so fixed within which to correct such situation (but not more than two years after the initial existence of the Good Reason), give written notice to the Company that his employment is terminated for Good Reason effective forthwith.

(f)Definition of Change in Control. For the purposes of this Agreement a “Change in Control” shall be deemed to have occurred if

(i)any “person” as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) is or becomes the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing thirty percent

(40%) or more of the combined voting power of the Company’s then outstanding securities. For purposes of this clause (a), the term “beneficial owner” does not include any employee benefit plan maintained by the Company that invests in the Company’s voting securities; or

(ii)during any period of two (2) consecutive years there shall cease to be a majority of the Board comprised as follows: individuals who at the beginning of such period constitute the Board or new directors whose nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved;

(iii)consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets; provided, however, that no change in control will be deemed to have occurred if such merger, consolidation, sale or disposition of assets, or liquidation is not subsequently consummated; or

(iv)the Company shall be in an Active Change in Control Proposal Period; provided that at any time after which an Active Change in Control Period has ceased to exist and a Change in Control under items (i) - (iii) has not occurred, a Change in Control shall not be deemed to have occurred.

(g)the term “Active Change in Control Proposal Period” shall mean any period:

(i)during which the Board has authorized the Company’s solicitation of offers for a transaction which, if consummated, would constitute a Change in Control; or

(ii)during which the Company has received a proposal for a transaction which, if consummated, would constitute a Change in Control, and the Board has not determined to reject such proposal without any counter-offer or further discussions; or

(iii)during which any proxy solicitation or tender offer with regard to the securities of the Company is ongoing, if the intent of such proxy solicitation or tender offer is to cause the Company to solicit offers for or enter into a transaction that would constitute a Change in Control;

For the avoidance of doubt, the transactions consummated pursuant to the Merger Agreement shall not constitute a Change in Control for purposes of this Agreement.
5.Covenant Not to Compete; Non-Solicitation Covenants.

(a)Purpose. Executive understands and agrees that the purpose of this paragraph 5 is solely to protect the Company’s legitimate business interests, including, but not limited to its confidential and proprietary information, customer relationships and goodwill, and the Company’s competitive advantage. Therefore, Executive agrees to be subject to restrictive covenants under the following terms.

(b)Definitions. As used in this Agreement, the following terms have the meanings given to such terms below.

(i)“Affiliate” means any organization controlling, controlled by or under common control with the Company.

(ii)“Business” means the business(es) in which the Company or its Affiliates were engaged in at the time of, or during the twelve (12)-month period prior to, the applicable termination date.

(iii)“Customer” means any person or entity who is or was a customer, supplier or client of the Company or its Affiliates with whom Executive had any contact or association for any reason and with whom Executive had dealings on behalf of the Company or its Affiliates in the course of his employment with the Company.

(iv)“Company Employee” means any person who is or was an employee of the Company or its Affiliates at the time of, or during the twelve (12)-month period prior to, the applicable termination date.

(v)“Restricted Period” means the period during Executive’s employment with the Company and for twenty-four (24) months from and after Executive’s applicable termination date; provided, however, that this period shall be tolled and shall not run during any time Executive is in violation of this paragraph 5, it being the intent of the parties that the Restricted Period shall be extended for any period of time in which Executive is in violation of this paragraph 5.

(vi)“Restricted Territory” means Arizona, Colorado, Illinois, Michigan, Minnesota, South Dakota, Wisconsin and any other state in which the Company or any Affiliate operates a branch at the time of, or during the twelve (12)-month period prior to, the applicable termination date.

(c)Noncompetition. During the Restricted Period, Executive shall not in the Restricted Territory, on his own behalf or on behalf of any other person:

(i)assist or have an interest in (whether or not such interest is active), whether as partner, investor, stockholder, officer, director or as any type of principal whatever, any person, firm, partnership, association, corporation or business organization, entity or enterprise that is or is about to become directly or indirectly engaged in, any business or activity (whether such enterprise is in operation or in the planning or development stage) that competes in any manner with the Business; provided, however, that Executive shall be permitted to make passive investments in the stock of any publicly traded business (including a competitive business), as long as the stock investment in any competitive business does not rise above five percent (5%) of the outstanding shares of such business; or
(ii)enter into the employment of or act as an independent contractor or agent for or advisor or consultant to, any person, firm, partnership, association, corporation, business organization, entity or enterprise that is or is about to become directly or indirectly engaged in, any business or activity (whether such enterprise is in operation or in the planning or development stage) that competes in any manner with the Business, or is a governmental regulator agency of the Business.

(d)Non-Solicitation. During the Restricted Period, Executive shall not, directly or indirectly, on Executive’s own behalf or on behalf of any other party:

(i)Call upon, solicit, divert, encourage or attempt to call upon, solicit, divert, or encourage any Customer for purposes of marketing, selling, or providing products or services to such Customer that are similar to or competitive with those offered by the Company or its Affiliates;

(ii)Accept as a customer any Customer for purposes of marketing, selling, or providing products or services to such Customer that are similar to or competitive with those offered by the Company or its Affiliates;

(iii)Induce, encourage, or attempt to induce or encourage any Customer to purchase or accept products or services that are similar to or competitive with those offered by the Company or its Affiliates from any person or entity (other than the Company or its Affiliates) engaging in the Business;

(iv)Induce, encourage, or attempt to induce or encourage any Customer to reduce, limit, or cancel its business with the Company or its Affiliates; or

(v)Solicit, induce, or attempt to solicit or induce any the Company Employee to terminate employment with the Company or its Affiliates. Notwithstanding the foregoing, Executive may solicit a former employee of the Company, who at the time of the solicitation had been involuntarily terminated by the Company without cause, even if such former employee of the Company was employed by the Company at, or during the twelve (12)-month period immediately prior to, Executive’s termination date.

(e)Reasonableness of Restrictions. Executive acknowledges and agrees that the restrictive covenants in this Agreement: (i) are essential elements of Executive’s employment by the Company and are reasonable given Executive’s access to the Company’s and its Affiliates’ confidential information and the substantial knowledge and goodwill Executive shall acquire with respect to the business of the Company and its Affiliates as a result of his employment with the Company, and the unique and extraordinary services to be provided by Executive to the Company; and (ii) are reasonable in time, territory, and scope, and in all other respects.

(f)Preserve Livelihood. Executive represents that his experience, capabilities and personal assets are such that this Agreement does not deprive him from either earning a livelihood in the unrestricted business activities which remain open to him or from otherwise adequately and appropriately supporting himself and his family.

(g)Judicial Modification. Should any part or provision of this paragraph 5 be held invalid, void, or unenforceable in any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement. The parties further agree that if any portion of this paragraph 5 is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, or other restrictions are deemed to be invalid or unreasonable in scope, the invalid or unreasonable terms shall be replaced by terms that such court deems valid and enforceable and that come closest to expressing the intention of such invalid or unenforceable terms.

(h)Enforcement. Executive acknowledges and agrees that the Company shall suffer irreparable harm in the event that Executive materially breaches any of Executive’s obligations under this paragraph 5 and that monetary damages would be inadequate to compensate the Company for such material breach. Accordingly, Executive agrees that, in the event of a material breach by Executive of any of Executive’s obligations under this paragraph 5, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, and expedited discovery for the purpose of seeking relief, in order to prevent or to restrain any such material breach. The Company shall be entitled to recover its costs incurred in connection with any action to enforce this paragraph 5, including reasonable attorneys’ fees and expenses.

6.Section 280G and Executive Officer Severance Policy Compliance.

(a)Certain Payment Reductions. Anything to the contrary notwithstanding, the amount of any payment, distribution or benefit made or provided by the Company to or for the benefit of Executive in connection with a change in control of the Company or the termination of Executive’s employment with the Company, whether payable pursuant to this Agreement or any other agreement between Executive and the Company or with any person constituting a member of an “affiliated group” (as defined in Section 280G(d)(5) of the Internal Revenue Code of 1986, as amended (the “Code”)) with the Company or with any person whose actions result in a change of control of the Company (such foregoing payments or benefits referred to collectively as the “Total Payments”), shall be reduced (but not below zero) by the amount, if any, necessary to prevent any part of the Total Payments from being treated as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, but only if and to the extent such reduction will also result in, after taking into account all applicable state and federal taxes (computed at the highest marginal rate) including Executive’s share of F.I.C.A. and Medicare taxes and any taxes payable pursuant to Section 4999 of the Code, a greater after-tax benefit to Executive than the after-tax benefit to Executive of the Total Payments computed without regard to any such-reduction. For purposes of the foregoing, (i) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Company and acceptable to Executive does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code; (ii) any reduction in payments shall be computed by taking into account that portion of Total Payments which constitute reasonable compensation within the meaning of Section 280G(b)(4) of the Code in the opinion of such tax counsel; (iii) the value of any non-cash benefit or of any deferred cash payment included in the Total Payments shall be determined by. the Company in accordance with the principles of Section 280G(d)(3)(iv) of the Code; and (iv) in the event of any uncertainty as to whether a reduction in Total Payments to Executive is required pursuant to this paragraph, the Company shall initially make the payment to Executive and Executive shall be required to refund to the Company any amounts ultimately determined not to have been payable under the terms of this paragraph 6.

(b)Determination of Certain Payment Reductions. Executive will be permitted to provide the Company with written notice specifying which of the Total Payments will be subject to reduction or elimination (the “Reduction Notice”). But, if Executive’s exercise of authority pursuant to the Reduction Notice would cause any Total Payments to become subject to any taxes or penalties pursuant to Section 409A of the Code or if Executive fails to timely provide the Company with the Reduction Notice, then the Company will reduce or eliminate the Total Payments in the following order:

(i)first, by reducing or eliminating the portion of the Total Payments that are payable in cash and

(ii)second, by reducing or eliminating the non-cash portion of the Total Payments,

in each case, in reverse chronological order beginning with payments or benefits under the most recently dated agreement, arrangement or award.
Except as set forth in this subparagraph b., any Reduction Notice will take precedence over the provisions of any other plan, arrangement or agreement governing Executive’s rights and entitlements to any benefits or compensation.
(c)Executive Officer Severance Policy Compliance. To the extent that this Agreement would provide compensation to Executive that would violate the terms of the Company’s Executive Officer Severance Policy as from time to time adopted by the Board and in effect at the time of the termination of the Executive’s employment with the Company, Benefits (as that term is defined in the Executive Officer Severance Policy) payable to Executive shall be reduced by the Company in the smallest amount necessary to comply with the Executive Officer Severance Policy.

7.Section 409A of the Internal Revenue Code. The arrangements described in this Agreement are intended to comply with Section 409A of the Internal Revenue Code to the extent such arrangements are subject to that law. Only to the extent the payments set forth in paragraphs 4(a) and 4(b) of this Agreement are subject to Code Section 409A, and only to the further extent Executive is a “specified employee” (within the meaning of Section 409A), payments of Base Salary or annual bonus as provided in those paragraphs shall not be made until the date which is six (6) months and one day after Executive incurs a “separation of service” (within the meaning of Section 409A) and on such pay date, the Company shall pay Executive all payments that otherwise would have been paid during such six-month period but for Executive’s status as a “specified employee.” The parties agree that they will negotiate in good faith regarding amendments necessary to bring this Agreement into compliance with the terms of that Section or an exemption therefrom as interpreted by guidance issued by the Internal Revenue Service. The parties further agree that to the extent any part of this Agreement fails to qualify for exemption from or satisfy the requirements of Section 409A, the affected arrangement may be operated in compliance with Section 409A pending amendment to the extent authorized by the Internal Revenue Service. In such circumstances the Company will administer this Agreement in a manner which adheres as closely as possible to the existing terms and intent of the Agreement while complying with Section 409A. This paragraph does not restrict the Company’s rights (including, without limitation, the right to amend or terminate) with respect to this Agreement to the extent such rights are reserved under the terms of this Agreement.

8.Attorney’s Fees. In the event of a dispute between the Company and Executive relating to Executive’s services hereunder or the terms or performance of this Agreement, including, but not limited to, paragraphs 3(g) and 4(d) of this Agreement, the Company shall promptly pay Executive’s reasonable expenses of attorney’s fees and expenses in connection with such dispute upon delivery of periodic billings for same, provided that (i) Executive shall promptly repay all amounts paid under this paragraph at the conclusion of such dispute if the resolution thereof includes a finding that Executive did not act in good faith in the matter in dispute or in the dispute proceeding itself, and (ii) no claim for expenses of representation shall be submitted by Executive unless made in writing to the Board within 90 days after receipt of billing for such representation. Any such payment shall be made promptly, and in any event no later than the end of the calendar year following the year in which the expense was incurred.

9.Other Benefits. The benefits provided under this Agreement shall, except to the extent otherwise specifically provided herein, be in addition to, and not in derogation or diminution of, any benefits that Executive or his beneficiary may be entitled to receive under any other plan or program now or hereafter maintained by the Company or TCF Subsidiaries.

10.Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform its obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no succession had taken place unless, in the opinion of legal counsel mutually acceptable to the Company and Executive, such obligations have been assumed by the successor as a matter of law. Executive’s rights under this Agreement shall inure to the benefit of and shall be enforceable by, Executive’s legal representative or other successors in interest, but shall not otherwise be assignable or transferable.

11.Other Agreements. This Agreement supersedes and replaces as of the Effective Date all prior agreements or understandings relating to the terms of Executive’s service with the Company, including the Merger Employment Agreement. This Agreement does not supersede or replace any agreement between the Company and Executive pursuant to any plans or programs of the Company, including any stock option agreement, restricted stock agreement or supplemental retirement agreement.

12.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan. Any disputes arising under this Agreement shall be venued in the State or Federal courts located in the State of Michigan, County of Hennepin, the parties consenting to such jurisdiction.

IN WITNESS WHEREOF, the parties have duly executed this Agreement effective as of the day and year first written above.

TCF FINANCIAL CORPORATION
/s/ Joseph Green By: Joseph Green Its: Authorized Signatory

EXECUTIVE
/s/ Craig R. Dahl Craig R. Dahl